Exhibit 2.4

CLIFFORD CHANCE LLP

EXECUTION VERSION

ABB INTERNATIONAL FINANCE LIMITED as issuer PROGRAMME FOR THE ISSUANCE OF DEBT INSTRUMENTS

AMENDED AND RESTATED DEALERSHIP AGREEMENT

20 December 2007

SCHEDULE 1	SELLING RESTRICTIONS	24

SCHEDULE 2	CONDITIONS PRECEDENT	28

SCHEDULE 3	DEALER ACCESSION LETTER	30

SCHEDULE 4	SPECIMEN FORM OF RECORD OF RELEVANT AGREEMENT APPROPRIATE WHERE A GROUP OF DEALERS ARE JOINTLY AND SEVERALLY AGREEING TO SUBSCRIBE FOR THE RELEVANT INSTRUMENTS	32

SCHEDULE 5	NOTICE OF INCREASE OF AUTHORISED AMOUNT	34

SCHEDULE 6	UNDERTAKING FROM NEW ISSUER	35

SCHEDULE 7	NOTICE DETAILS	36

THIS AMENDED AND RESTATED DEALERSHIP AGREEMENT is made on 20 December 2007 and replaces the Amended and Restated Dealership Agreement dated 20 December 2006.

BETWEEN

(1)                          ABB INTERNATIONAL FINANCE LIMITED (“AIFLTD”) (the “Issuer” which expression shall include any New Issuer (as defined in Clause 10.2) which has become a party to this Agreement as an Issuer and shall exclude any entity which shall have ceased to be a party to this Agreement as an Issuer);

(2)                          ABB LTD; and

(3)                          MORGAN STANLEY & CO. INTERNATIONAL PLC (the “Dealer”, which expression shall include any institution(s) appointed as a dealer in accordance with Clause 8.1(b), together with the Dealer, the “Dealers” and, save as specified herein, excludes any institution(s) whose appointment as a Dealer has been terminated in accordance with Clause 8.1(a) provided that where any such institution has been appointed as Dealer in relation to a particular Tranche (as defined below) of Instruments, the expression “Dealer” or “Dealers” shall only mean or include such institution in relation to such Tranche).

WHEREAS

(A)                      The Issuer established a programme (the “Programme”) for the issuance of debt instruments (the “Instruments”, which expression shall refer only to those debt instruments issued under the Programme), in connection with which Programme they entered into a dealership agreement dated 10 March 1993, as amended and restated on 20 December 2006 (the “Original Dealership Agreement”), the Fiscal Agency Agreement and executed and delivered the Deed of Covenant.

(B)                        ABB Ltd has given certain undertakings to the Issuer pursuant to a keep-well agreement effective as of 31 March 2000 (the “Keep-Well Agreement”), which expressions shall include, where the context so admits, any keep-well agreement between ABB Ltd and a New Issuer.  The Keep-Well Agreement is not a guarantee by ABB Ltd of the Instruments.

(C)                        Instruments may be issued on a listed or unlisted basis.  The Issuer has made an application to the SWX Swiss Exchange (“SWX”) for the approval of the Programme.  For a period of twelve months following such approval Instruments issued under the Programme can be submitted for listing on SWX.

(D)                       The parties hereto wish to record the arrangements agreed between them in relation to the sale by the Issuer and the purchase by Dealers from time to time of Instruments.

IT IS AGREED as follows:

1.                                 DEFINITIONS

1.1                           For the purposes of this Agreement:

“this Agreement” includes any amendment or supplement hereto (including any supplemental agreement executed pursuant to Clause 8.1(b) and any undertaking executed pursuant to Clause 10.2(i)) and the expressions ‘herein’ and ‘hereto’ shall be construed accordingly;

“Annual Report” means the most recently published publicly available audited financial statements of the Issuer or, as the case may be, ABB Ltd, whether consolidated or non-consolidated (including the report of the auditors thereon);

“Authorised Amount” means the amount of United States Dollars (“U.S.$”) 5,250,000,000 or such other amount as may have been authorised pursuant to Clause 9 hereof;

a “Condition” means the terms and conditions of the Instruments as appearing in the Information Memorandum or, in relation to any Tranche or Series of Instruments, such terms and conditions as the same may be amended or supplemented or replaced as described in the relevant Pricing Supplement or Pricing Supplements and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof; and “Terms and Conditions” should be construed accordingly;

“Constitutive Documents” means the constitutional documents of the Issuer or ABB Ltd, being, in the case of AIFLTD its memorandum and articles of association and, in the case of ABB Ltd, the extract from the Swiss Commercial Register (“Handelsregister”) and its articles of incorporation;

“Deed of Covenant” means the deed of covenant dated 10 March 1993 and executed by the Issuer, as the same may be amended or supplemented from time to time and includes, where the context so admits, any deed of covenant executed by a New Issuer and “Deed of Covenant” means in relation to any Issuer, the Deed of Covenant executed and delivered by it;

“Fiscal Agent” means Fortis Banque Luxembourg S.A. in its capacity as fiscal agent, which expression shall include any successor(s) thereto;

“Fiscal Agency Agreement” means the fiscal agency agreement dated 10 March 1993 made between the Issuer, the Fiscal Agent, the Paying Agents and the Registrars, as amended and restated on 20 December 2006 and as further amended or supplemented from time to time;

“FSMA” means the Financial Services and Markets Act 2000;

“Information Memorandum” means the information memorandum dated 20 December 2007 prepared in connection with the application for Instruments to be approved by SWX, together with any information incorporated therein by reference, as the same may be amended, supplemented, updated and/or substituted from time to time and any further information memorandum prepared in connection with the admission to the listing, trading and/or quotation of the Instruments on any other listing authority, stock exchanges and/or quotation system on which any Instruments may from time to time be admitted to listing, trading and/or quotation (as such further information memorandum may be amended, supplemented, updated and/or substituted from time to time);

“Listing Agent” means Homburger AG in its capacity as listing agent, which expression shall include any successor(s) thereto;

“London business day” means a day on which commercial banks are open for business in London (including dealings in foreign exchange and foreign currency deposits);

“Paying Agents” means Fortis Banque (Suisse) S.A. in its capacity as paying agent, and such expression shall also include the Fiscal Agent and any substitute or additional paying agents appointed in accordance with the Fiscal Agency Agreement;

“Pricing Supplement” means a pricing supplement prepared in relation to the relevant Tranche on the basis of the form in the Information Memorandum;

“Relevant Agreement” means an agreement (oral or in writing) between the Issuer, ABB Ltd and any Dealer(s) for the sale by the Issuer and the purchase as principal by such Dealer(s) (or on such other basis as may be agreed between the Issuer, ABB Ltd and the relevant Dealer(s) at the relevant time) of any Instruments which shall include, without limitation, any agreement in the form or based on the form set out in Schedule 4 (Specimen Form of Record of Relevant Agreement Appropriate Where a Group of Dealers are Jointly and Severally Agreeing to Subscribe for the Relevant Instruments);

“Relevant Dealer” means, in relation to a Relevant Agreement which is made between the Issuer, ABB Ltd and more than one Dealer, the institution specified as such in the Pricing Supplement and/or such Relevant Agreement; and, in relation to a Relevant Agreement which is made between the Issuer, ABB Ltd and a single Dealer, such Dealer;

“Registrars” means Fortis Banque Luxembourg S.A. and “Registrar” means, in relation to any Series of Instruments in registered form, the Principal Registrar as specified in the relevant Pricing Supplement;

“Series” means a Tranche of Instruments or Tranches of Instruments which are identical except that the issue date, the first payment of interest and, if so specified in the relevant Pricing Supplement, the denomination thereof may be different (and save that a Series may comprise Instruments in bearer form and Instruments in registered form);

a “subsidiary” of the Issuer or ABB Ltd means a company the financial statements of which are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the Issuer or, as the case may be, ABB Ltd;

“Stabilising Manager” means, in relation to any Tranche of Instruments, the Dealer specified as the Stabilising Manager in the Pricing Supplement relating to such Tranche;

“Tranche” means Instruments, the terms of which are identical (whether as to currency, interest, maturity or otherwise), which are the subject of the same Pricing Supplement and which have the same issue date (save that a Tranche may comprise Instruments in bearer form and Instruments in registered form); and

“Transparency Directive” means a European Union Directive implementing the European Commission’s proposal for a Directive of the European Parliament and of the Council on the harmonisation of transparency requirements with regard to information about issuers whose securities are admitted to trading on a regulated market in the European Union (2003/0045 (COD)).

1.2                         The Original Dealership Agreement shall be amended and restated on the terms of this Agreement.  Any Instruments issued on or after the date of this Agreement shall be issued pursuant to this Agreement.  This does not affect any Instruments issued prior to the date of this Agreement.  Subject to such amendment and restatement, the Original Dealership Agreement shall continue in full force and effect.

2.                                 ISSUANCE OF INSTRUMENTS

2.1                           The Issuer, ABB Ltd and the Dealer(s) agree that any Instruments which may from time to time be agreed between the Issuer, ABB Ltd and any Dealer(s) to be issued by the Issuer and purchased by such Dealer(s) shall be issued and purchased on the basis of, and in reliance upon, the representations and warranties, undertakings and indemnities made or given or provided to be made or given in this Agreement or in writing in any Relevant Agreement or in writing in any other agreement between the Issuer, ABB Ltd and the Dealer(s) in respect of the relevant Instruments.  Unless otherwise agreed, neither the Issuer nor any Dealer is or shall be under any obligation to sell or, as the case may be, purchase any Instruments.

2.2                           Upon the conclusion of any Relevant Agreement and subject as provided in Clause 2.3:

(a)                                      the Relevant Dealer shall promptly confirm the terms of the Relevant Agreement to the Issuer (with a copy to the Fiscal Agent or, if the Relevant Agreement relates to the sale of Instruments in registered form, the Registrar) in writing (by letter, telex, fax or e-mail);

(b)                                     the Issuer shall promptly confirm, as appropriate, such terms to the Fiscal Agent or, as the case may be, the Registrar in writing, and the Relevant Dealer or, if such Dealer so agrees with the Issuer, the Issuer will prepare a Pricing Supplement in relation to the relevant Instruments for approval (such approval not to be unreasonably withheld or delayed) by the Issuer or, as the case may be, the Relevant Dealer and for execution on behalf of the Issuer and the relevant Dealer(s);

(c)                                      the Issuer shall on the agreed date of issue of the relevant Instruments procure the issue of such Instruments in the relevant form (subject to amendment and completion) scheduled to the Fiscal Agency Agreement and shall procure their delivery to or to the order of the relevant Dealer(s);

(d)                                     the Dealer(s) shall for value on the agreed date of issue of the relevant Instruments procure the payment of the net subscription moneys therefor (namely the agreed issue or sale price thereof plus any accrued interest and less any agreed commissions, concessions or other agreed deductibles) to or to the order of the Issuer by credit transfer to such account as may have been specified by or on behalf of the Issuer to the Relevant Dealer for the purpose; and

(e)                                      where a single Dealer has agreed with the Issuer to subscribe a particular tranche pursuant to this Clause 2, if requested by the Relevant Dealer in relation to such Tranche the Issuer, ABB Ltd and the Relevant Dealer shall enter into a subscription agreement based on the form set out in Schedule 4 to this Agreement or such other form as may be agreed between the Issuer, ABB Ltd and the Relevant Dealer.

2.3                           The obligations of the Dealer(s) under Clause 2.2(d) are conditional upon:

(a)                                    the agreement by the Issuer and the Relevant Dealer to the terms of the relevant Pricing Supplement;

(b)                                   the execution of the relevant Pricing Supplement by or on behalf of the Issuer and the relevant Dealer(s) and the delivery of a copy thereof to each party;

(c)                                    the delivery to or to the order of the Dealer(s) of the temporary global instrument representing the relevant Instruments and/or, as the case may be, the relevant Instruments in registered form to be held to the order of the Issuer pending receipt by the Issuer of the net subscription moneys payable to it in respect of the relevant Instruments;

(d)                                   there having been, in the opinion of the Relevant Dealer acting in good faith, since the date of the Relevant Agreement, no adverse change in the financial condition of the Issuer or of ABB Ltd and its subsidiaries taken as a whole that is material in the context of issuance under the Programme nor, since the date of the Relevant Agreement, any change in the rating accorded by an internationally recognised rating agency to any security of the Issuer or ABB Ltd nor a change which has a material adverse effect on the financial condition of the Issuer or of ABB Ltd and its subsidiaries taken as a whole;

(e)                                    the truth and correctness in all material respects of the representations and warranties on the part of the Issuer and ABB Ltd contained herein or in writing in any Relevant Agreement or in writing in any other agreement between the Issuer, ABB Ltd and the relevant Dealer(s) in respect of the relevant Instruments and there having been no event rendering untrue or incorrect in any material respect any of such representations or warranties as though they had been made and given on the date of the Relevant Agreement and on the agreed date of issue of the relevant Instruments, with reference in each case to the facts and circumstances then subsisting;

(f)                                        neither the Issuer nor ABB Ltd being in material breach of any of its undertakings set out herein or in writing in any Relevant Agreement or in writing in any other agreement between the Issuer, ABB Ltd and the relevant Dealer(s) in respect of the relevant Instruments;

(g)                                     there having been, since the date of the Relevant Agreement and in the opinion of the Relevant Dealer acting in good faith, no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in its view, be likely to prejudice materially the placement, offering, distribution or sale of the relevant Instruments (whether in the primary market or in respect of dealings in the secondary market);

(h)                                     the Dealers acting in good faith being satisfied that all authorisations, consents, approvals, filings and registrations, if any, required by any jurisdiction to which the Issuer or ABB Ltd is subject or in the country of origin of the currency or currencies in which the relevant Instruments are denominated or payable or required because of the term or other characteristics of the relevant Instruments, having been obtained and being in full force and effect or having been effected and, where relevant, certified translations thereof into English having been supplied to the Relevant Dealer; and

(i)                                         (in the case of Instruments which are to be listed on SWX and/or which are to be listed on such other stock exchange as may have been agreed between the Issuer, ABB Ltd and the relevant Dealer(s)) SWX having approved the Programme.

2.4                         The Relevant Dealer, on behalf of itself only, or, as the case may be, the other Dealer(s) party to the Relevant Agreement in question may, in its absolute discretion, waive any of the conditions set out in Clause 2.3 in writing to the Issuer in so far only as they relate to an issue of Instruments by the Issuer to such Dealer(s) and any condition so waived shall be deemed to have been satisfied as regards such Dealer(s) alone.  If any of the conditions set out in Clause 2.3 are not satisfied or, as the case may be, waived by the Relevant Dealer on or before the issue date of any relevant Tranche, the Relevant Dealer shall, subject as mentioned below, be entitled to terminate the Relevant Agreement and, in that event, the parties to such Relevant Agreement shall be released and discharged from their respective obligations thereunder (except for any rights or liabilities which may have arisen pursuant to Clauses 3, 4, 5 or 6 of this Agreement).

2.5                         If the Relevant Dealer, in connection with the distribution of any Tranche of Instruments, offers Instruments in excess of the aggregate principal amount to be issued or effects transactions with a view to stabilising or maintaining the market price of the Instruments at levels other than those which might otherwise prevail in the open market, it shall not in doing so be deemed to act as agent of the Issuer but rather as principal.  The Issuer will not as a result of any action taken by such Dealer under this Clause, be obliged to issue Instruments in excess of the aggregate amount of Instruments agreed to be issued, nor shall the Issuer be liable for any loss, or entitled to any profit, arising from any excess offers or stabilisation.

2.6                         The Dealer who is specified in the applicable Pricing Supplement relating to any Tranche of Instruments as the Stabilising Manager (or any duly appointed person acting for such Stabilising Manager) may over-allot or effect transactions with a view to supporting the market price of the Instruments of the Series of which such Tranche forms part at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager (or any agent of the Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Tranche of Instruments is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Tranche of Instruments and 60 days after the date of the allotment of the relevant Tranche of Instruments. Such stabilising or over-allotment shall be conducted in accordance with all applicable laws and rules.  Any loss or profit sustained as a consequence of any such over-allotment or stabilising shall, as against the Issuer, be for the account of the Stabilising Manager(s).

3.                                 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE ISSUER AND ABB LTD

3.1                          The following representations and warranties shall be made or given by the Issuer and ABB Ltd, as appropriate, on the date hereof, on each date on which the Information Memorandum is amended, supplemented, updated and/or substituted and, in respect of each Tranche of Instruments agreed as contemplated herein to be issued and purchased, on the issue date and on the date on which the Relevant Agreement is made (it being understood that any representations and warranties made with respect to a Tranche of Instruments on their issue date and on the date the Relevant Agreement relating thereto is made shall be applicable only to the Instruments to be issued and sold on such issue date or pursuant to such Relevant Agreement, as the case may be):

(a)                                      each of the Issuer and ABB Ltd is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with full power and authority to conduct their respective businesses as described in the Information Memorandum;

(b)

(i)                     the Issuer is and was empowered to enter into and comply with all provisions of this Agreement, the Fiscal Agency Agreement, the Deed of Covenant, the Keep-Well Agreement and the Relevant Agreement, to issue and sell the relevant Instruments (in relation to each Tranche of Instruments agreed as contemplated herein to be issued by the Issuer and purchased by the relevant Dealer(s)) and to undertake and to perform the obligations expressed to be assumed by it herein and therein;

(ii)                  ABB Ltd is and was empowered to enter into and comply with all provisions of this Agreement and the Relevant Agreement and to undertake and to perform the obligations expressed to be assumed by it herein and therein;

(c)

(i)                      this Agreement, the Fiscal Agency Agreement, the Deed of Covenant and the Keep-Well Agreement have been duly authorised, executed and delivered by the Issuer and constitute valid and legally binding obligations of the Issuer in accordance with their respective terms and (in relation to each Tranche of Instruments agreed as contemplated herein to be issued and purchased) the Relevant Agreement in respect of such Instruments constitutes valid and legally binding obligations of the Issuer in accordance with its terms;

(ii)                   this Agreement and the Relevant Agreement, when duly executed, in respect of such Instruments each constitute valid and legally binding obligations of ABB Ltd in accordance with its terms;

(d)                                     (in relation to each Tranche of Instruments agreed as contemplated herein to be issued and purchased) the Instruments have been duly authorised by the Issuer and, when duly executed, authenticated and delivered in accordance with the Fiscal Agency Agreement will constitute valid and legally binding obligations of the Issuer in accordance with their terms;

(e)                                      ABB Ltd is and was at the date of execution of the Keep-Well Agreement with the Issuer, empowered to enter into and comply with all the provisions of the Keep-Well Agreement and the Keep-Well Agreement constitutes a valid and legally binding obligation of ABB Ltd in accordance with its terms;

(f)                                        (in relation to each Tranche of Instruments agreed as contemplated herein to be issued and purchased), the obligations of the Issuer in respect of the Instruments of the relevant Series will, subject to Condition 4.01 headed “Negative Pledge”, constitute unsecured and unsubordinated obligations and shall at all times rank pari passu in right of payment and without any preference among themselves.  The payment obligations of the Issuer under the Instruments of the relevant Series shall (subject to Condition 4.01) at all times rank at least equally with all other present and future unsecured and unsubordinated obligations of the Issuer other than any obligations preferred by law;

(g)                                     all necessary actions, authorisations, conditions and things required to be taken, given, fulfilled and done by the Issuer and/or ABB Ltd, as the case may be, (including any necessary registrations and consents) have been or, in relation to each Tranche of Instruments agreed as contemplated herein to be issued and purchased, will, on the date of issue of the relevant Instruments, have been taken, given, fulfilled and done in connection with:

(i)                  the issue of the Information Memorandum and the distribution of the Information Memorandum and the relevant Pricing Supplement in accordance with the provisions set out in Schedule 1 hereto;

(ii)               the execution and delivery by the Issuer of, and the compliance by the Issuer with the provisions of, this Agreement, the Fiscal Agency Agreement and the Deed of Covenant;

(iii)            the execution and delivery by ABB Ltd of, and the compliance by ABB Ltd with the provisions of, this Agreement;

(iv)           in relation to each Tranche of Instruments of the Issuer agreed as contemplated herein to be issued and purchased, the entry into of, and the compliance with the provisions of, the Relevant Agreement, the creation and issue of the relevant Instruments and the offering of the relevant Instruments in accordance with the terms of this Agreement and the Fiscal Agency Agreement;

(v)                the execution and delivery of, and the compliance with the provisions of, the Keep-Well Agreement by the Issuer and ABB Ltd;

(vi)             the carrying out of the various procedures and the performance of all other acts contemplated by the Relevant Agreement, this Agreement, the Fiscal Agency Agreement, the Deed of Covenant and the Keep-Well Agreement;

and will be in full force and effect;

(h)                                     the matters referred to in paragraph (g) above do not and will not conflict with or result in a breach of any existing provisions of the laws or regulations of the country or state of incorporation of the Issuer, ABB Ltd or their respective Constitutive Documents nor of any agreement or other instrument or restriction whether statutory, contractual or otherwise, to which either of the Issuer or ABB Ltd is party or by which it or any of its assets is bound;

(i)                                         the financial statements and other financial information contained in the Annual Report of the Issuer and incorporated by reference in the Information Memorandum present fairly the financial position (consolidated where relevant) of the Issuer and, where relevant, its subsidiaries as of the dates of such statements or information and the results of operations and the changes in financial position (consolidated where relevant) of the Issuer and, where relevant, its subsidiaries for the periods they cover or to which they relate and such financial statements and information have been prepared in accordance with any relevant statutory requirements and with generally accepted accounting principles in the United States or in its jurisdiction of incorporation applied on a consistent basis throughout the periods involved (unless and to the extent otherwise stated therein);

(j)                                         the consolidated financial statements of ABB Ltd and its subsidiaries contained in the Annual Report of ABB Ltd and incorporated by reference in the Information Memorandum were in conformity with accounting principles generally accepted in the United States and with Swiss law, such consolidated financial statements present fairly the consolidated financial position of ABB Ltd and its subsidiaries as at the dates of such statements and the results of their operations and the changes in their financial position for the periods they cover or to which they relate;

(k)                                      the capitalisation tables and other financial information and statistical data relating to the Issuer and ABB Ltd in the Information Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the relevant financial statements and other financial information contained in the Annual Report of the Issuer or, as the case may be, ABB Ltd; the auditors who reported upon the audited financial statements and other financial information included in the Annual Report of the Issuer or, as the case may be, ABB Ltd are appropriately qualified in the country in which the Issuer or, as the case may be, ABB Ltd is incorporated and are independent of the Issuer or, as the case may be, ABB Ltd;

(l)                                         the information contained in the Information Memorandum is true and accurate in all material respects and not misleading and to the best of its knowledge and belief there are no other facts the omission of which would make any statement therein misleading in any material respect and all reasonable enquiries have been made to verify the accuracy of such information and the opinions and intentions expressed therein are honestly held and, in relation to each Tranche of Instruments agreed as contemplated herein to be issued and purchased, the Information Memorandum together with the relevant Pricing Supplement contains all the information which is material in the context of the issue of such Instruments;

(m)                                   save as otherwise disclosed in the Information Memorandum, neither the Issuer nor ABB Ltd and its subsidiaries taken as a whole is involved in any litigation or arbitration proceedings which would be expected to have a material adverse effect on the business of the ABB Group taken as a whole in the context of the Programme nor, so far as the Issuer or ABB Ltd is aware, is any such litigation or arbitration pending or threatened;

(n)                                     since the last day of the period in respect of which the Annual Report of the Issuer or ABB Ltd has been prepared, there has, save as may be disclosed in the Information Memorandum, to the best of the knowledge and belief of the Issuer and ABB Ltd, been no material adverse change in the financial condition (consolidated where relevant) of the Issuer or of ABB Ltd and its subsidiaries taken as a whole nor a change which has a material adverse effect on the financial condition of the Issuer or of ABB Ltd and its subsidiaries taken as a whole;

(o)                                     (in relation to any Tranche of Instruments agreed as contemplated herein to be issued and purchased), as of the issue date of the relevant Instruments, the aggregate principal amount outstanding (as defined in the Fiscal Agency Agreement) (expressed in United States dollars) of Instruments issued under the Programme will not exceed the Authorised Amount and for this purpose (i) Instruments denominated in a currency other than United States dollars shall be converted into United States dollars using the spot rate of exchange for the purchase of the relevant currency against payment of United States dollars being quoted by the Fiscal Agent on the date on which the Relevant Agreement in respect of the relevant Instruments was made or such other rate as the Issuer and the Dealers may agree, (ii) any Instruments which provide for an amount less than the principal amount thereof to be due and payable upon redemption following an event of default in respect of such Instruments shall have a principal amount equal to their nominal amount and (iii) the currency in which any Instruments are payable, if different from the currency of their denomination, shall be disregarded;

(p)                                     (in relation to any Tranche of Instruments agreed as contemplated herein to be issued and purchased) no event exists which, had such Instruments been issued, would (or with the giving of notice, or the lapse of time, or both, would) constitute an “Event of Default” as defined in the Terms and Conditions of the relevant Instruments; and

(q)                                      (in relation to each Tranche of Instruments agreed as contemplated herein to be issued and purchased) neither the Issuer nor any of its affiliates (as defined in Rule 405 under the United States Securities Act of 1933 as amended (the “Securities Act”)) nor any person (other than any Dealer or any person acting on its behalf as to whom the Issuer makes no representation) acting on behalf of the Issuer or any of its affiliates has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to such Instruments, and the Issuer, any affiliate of the Issuer and all persons (other than any Dealer or any person acting on its behalf as to whom the Issuer makes no representation) acting on its or their behalf with respect to such Instruments have complied and will comply with the offering restrictions requirements of Regulation S under the Securities Act with respect thereto and neither the Issuer nor any person (other than any Dealer or any person acting on its behalf as to whom the Issuer makes no representation) acting on its behalf has engaged or will engage, in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) in connection with any offer or sale of Instruments in the United States.

3.2         The Issuer and ABB Ltd undertake to and agree with the Dealer(s) and each of them, in respect of each Tranche of Instruments agreed as contemplated herein to be issued and purchased, that it shall:

(a)                                      unless the same is capable of remedy and is forthwith remedied, forthwith notify the Relevant Dealer of anything which, prior to payment of the net subscription moneys being made to the Issuer on the agreed date of issue of the relevant Instruments, has or may have rendered or will or may render untrue or incorrect in any material respect any of the representations and warranties made by or on behalf of the Issuer and/or ABB Ltd in respect thereof as if they had been made or given on the date of the Relevant Agreement and on the agreed date of issue of the relevant Instruments;

(b)                                     in relation to each Tranche of Instruments agreed by the Issuer, ABB Ltd and the relevant Dealer(s) to be listed on SWX and/or on any other listing authority, stock exchanges and/or quotation system as may have been agreed between the Issuer, ABB Ltd and the relevant Dealer(s), cause the Listing Agent to procure the listing of the relevant Instruments on SWX and/or on such other listing authority, stock exchanges and/or quotation system and to maintain the same until none of such Instruments is outstanding provided, however, that if it should be impracticable or unduly burdensome to maintain such admission to listing, trading and/or quotation, each of the Issuer and ABB Ltd shall use its reasonable endeavours to procure and maintain as aforesaid an admission to listing, trading and/or a quotation for the relevant Instruments on such other listing authority stock exchanges and/or quotation systems as it and the relevant Dealer(s) decide;

(c)                                      not and will cause its respective affiliates (as defined in Regulation 501(b) of Regulation D under the Securities Act) not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) in a manner which would require the registration of the Instruments issued by the Issuer under the Securities Act;

(d)                                     procure, in relation to any Tranche of Instruments which is to be listed on SWX and/or any other listing authority, stock exchanges and/or quotation system, if required, that the relevant Pricing Supplement is lodged with SWX and/or with such other listing authority, stock exchanges and/or quotation system by the time required by SWX or such other listing authority, stock exchanges and/or quotation system;

(e)                                      in accordance with the terms thereof, cause the Fiscal Agent to ensure that any Instrument in temporary global or, as the case may be, permanent global form is exchanged for Instrument(s) in permanent global or, as the case may be, definitive and/or (in the case of a Series comprising Instruments in bearer and registered form and if so specified in the relevant Pricing Supplement) registered form and any talon issued in respect of any Instrument in definitive form is exchanged in accordance with the Terms and Conditions of the relevant Instruments for further coupons;

(f)                                        in relation to any Instruments in respect of which any Dealer is appointed as the agent of the Issuer for the purposes of calculating any rate or amount of interest or other redemption amount applicable to such Instruments, indemnify such Dealer in its capacity as such agent in the same manner as set out in Clause 13.4 of the Fiscal Agency Agreement, mutatis mutandis; and

(g)                                     in respect of any Tranche of Instruments which must be redeemed before the first anniversary of the date of its issue, the Issuer will issue such Instruments only if the following conditions apply (or the Instruments can otherwise be issued without contravention of section 19 of the FSMA):

(i)        Selling restrictions: each Relevant Dealer represents, warrants and agrees in the terms set out in sub-clause (b) of the United Kingdom selling restriction in Schedule 1 (Selling Restrictions - United Kingdom); and

(ii)       Minimum denomination: the redemption value of each such Instrument is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Instrument may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

3.3         The Issuer and ABB Ltd undertake to and agree with the Dealer(s) it shall:

(a)

(i)      in the case of the Issuer, comply (and for this purpose shall ensure that all necessary action is taken and all necessary conditions are fulfilled) with all applicable laws, regulations, policies and guidelines (as amended from time to time) of any governmental and regulatory authorities or central bank relevant in the context of the issue of any Instruments and the performance of and compliance with its obligations thereunder, under this Agreement, the Fiscal Agency Agreement, the Keep-Well Agreement and the Deed of Covenant, and shall submit (or procure the submission on its behalf of) such reports or information and shall make (or procure that there is made on its behalf) such registrations and filings as may from time to time be required for compliance with such laws, regulations, policies and guidelines and shall procure that Instruments shall have such maturities and denominations as may from time to time be required for compliance with all applicable laws, regulations, policies and guidelines;

(ii)     in the case of ABB Ltd, comply (and for this purpose shall ensure that all necessary action is taken and all necessary conditions are fulfilled) with all applicable laws, regulations, policies and guidelines (as amended from time to time) of any governmental and regulatory authorities or central bank relevant in the context of the issue of any Instruments and the performance of and compliance with its obligations thereunder, under this Agreement and the Keep-Well Agreement, and shall submit (or procure the submission on its behalf of) such reports or information and shall make (or procure that there is made on its behalf) such registrations and filings as may from time to time be required for compliance with such laws, regulations, policies and guidelines and shall procure that Instruments shall have such maturities and denominations as may from time to time be required for compliance with all applicable laws, regulations, policies and guidelines;

(b)            in connection with the proposed issuance of Instruments, notify any Dealer promptly upon request by such Dealer of the aggregate principal amount of Instruments of the Issuer then outstanding (expressed in United States dollars) under the Programme and for this purpose sub-paragraphs (i) to (iii) of Clause 3.1(o) shall apply;

(c)             in connection with the proposed issuance of Instruments, from time to time deliver to each Dealer a certified copy of any document which amends or supersedes any of its Constitutive Documents and a certified copy of any resolution of its board of directors or, as the case may be, managing directors or other governing body which amends or supersedes the resolution in respect of the Issuer or ABB Ltd, as the case may be, referred to in the Information Memorandum;

(d)            deliver to each Dealer a copy of each document lodged by or on behalf of the Issuer or ABB Ltd, as the case may be, in relation to the Programme or any Instruments with SWX or with such other listing authority, stock exchanges and/or quotation system on which Instruments shall then be admitted to listing, trading and/or quotation (other than Pricing Supplements) as soon as practicable after it has been lodged and a copy of each document made available for inspection at the offices of any Paying Agent (as detailed in the Information Memorandum) as soon as the same shall have become so available;

(e)             without prejudice to paragraph (d) above, as soon as the same become publicly available, deliver to each Dealer a copy of its Annual Report and in the case of ABB Ltd, a copy of its Annual Report and interim financial reports;

(f)             supply (or procure the supply) to each Dealer addressed to all Dealers (whether or not (in the case of sub-paragraphs (ii) or (iii) below) any such Dealer is participating in the relevant issuance of Instruments) legal opinions as set out in Schedule 2 to this Agreement, comfort letters or agreed upon procedures letters on the following bases:

(i)       (unless, in any case, a legal opinion in respect of ABB Ltd or, as the case may be, the Issuer addressed to all the Dealers shall have been provided during the period of twelve months ended on such anniversary) legal opinions in respect of the Issuer or, as the case may be, ABB Ltd on each anniversary of the date on which such legal opinions were signed and delivered in connection with the original establishment of the Programme, and, on each date which falls twelve calendar months after the provision of the last legal opinion in respect of ABB Ltd or, as the case may be, the Issuer;

(ii)      a legal opinion in respect of ABB Ltd, upon the issuance by the Issuer of any Instruments agreed as contemplated herein to be issued and purchased;

(iii)     (unless otherwise stated in the Relevant Agreement) an auditors’ comfort letter or agreed upon procedures letter in respect of ABB Ltd and the Issuer and a legal opinion in respect of the Issuer (from suitable lawyers qualified in English law) upon the issuance by the Issuer of any Instruments;

(iv)     a legal opinion in respect of, as relevant, the Issuer and/or ABB Ltd from suitable lawyers qualified in English or, as relevant Swiss, law if requested by any Dealer in relation to any material change or proposed material change to any of this Agreement, the Fiscal Agency Agreement or the Deed of Covenant or the Keep-Well Agreement, or any change or proposed change in applicable law or regulation relating to the issuance of Instruments affecting in any material respect the Issuer or ABB Ltd, this Agreement, the Fiscal Agency Agreement or the Deed of Covenant or the Keep-Well Agreement;

(g)             so long as any Instrument remains outstanding, the Issuer will not modify, amend or terminate the Keep-Well Agreement where such modification, amendment or termination would have an adverse effect upon any holder of any Instrument or Coupon, nor will the Issuer waive, or fail to take all reasonable steps to ensure that ABB Ltd complies with its obligations under the Keep-Well Agreement (except where such waiver or failure would not have an adverse effect upon any holder of any Instrument or Coupon);

(h)            in the case of the Issuer, not consent to any amendment to the Fiscal Agency Agreement which may materially adversely affect the interests of any Dealer or any holder of any Instrument or Coupon;

(i)              in the case of the Issuer, without prejudice to the provisions of paragraphs (g) and (h) above, give to each Dealer at least fifteen days’ prior notice in writing of any proposed amendment to the Fiscal Agency Agreement, the Deed of Covenant and the Keep-Well Agreement (whether or not adversely affecting the interests of any Dealer or any holder of any Instrument or Coupon);

(j)              from time to time deliver to each Dealer a certificate as to the names and signatures of those persons who are authorised to act on behalf of the Issuer, or, as the case may be, ABB Ltd in relation to the Programme; and

(k)             prepare or procure the preparation of an amendment or supplement to the Information Memorandum or publish a new information memorandum as may from time to time be required to be prepared by law or by the requirements of any relevant listing authority, stock exchanges and/or quotation system or, without prejudice to the generality of the foregoing, if, while Instruments are offered under the Programme, there shall occur any adverse change in the financial condition of the Issuer or ABB Ltd and its subsidiaries taken as a whole that is material in the context of issuance under the Programme (in the case of ABB Ltd and its subsidiaries taken as a whole, being a change which might reasonably be expected to affect the decision of a person considering whether to provide finance to the Issuer in reliance on the existence of the relevant Keep-Well Agreement), which is not reflected in the Information Memorandum.

3.4         The rights and remedies conferred upon any Dealer (or other indemnified person) under this Clause shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue, sale and purchase of the relevant Instruments and regardless of any investigation made by such Dealer (or other indemnified person).

4.           UNDERTAKINGS BY THE DEALERS

4.1         Each Dealer undertakes to the Issuer and ABB Ltd that in relation to each Tranche of Instruments agreed as contemplated herein to be sold and purchased:

(a)             it will comply with the provisions set out in Schedule 1 hereto it being agreed that, subject to compliance by the Issuer with its obligations under paragraphs (b), (c), (d) and (e) of Clause 3.2 and paragraphs (a) and (k) of Clause 3.3 and not being in breach of any of the representations and warranties on its part contained in paragraphs (a) to (e), (g), (h), (l), (o) and (q) of Clause 3.1, the Issuer shall not have any responsibility in respect of the legality of any Dealer offering and selling Instruments in any jurisdiction or in respect of the Instruments qualifying for sale in any jurisdiction;

(b)                                     in relation to each Tranche of Instruments agreed as contemplated herein to be sold and purchased it will make no public announcement (except for an initial announcement on Reuters and/or Bloomberg in the form typically appearing on Reuters and/or Bloomberg) with regard to the Issuer or ABB Ltd or the issue or sale of the Instruments without the written consent of the Issuer, which consent shall not be unreasonably withheld or delayed; and

(c)             it will make no representation and supply no information regarding the Issuer, ABB Ltd or any of their respective subsidiaries or the Instruments in connection with the issue or sale of the Instruments other than the form (including the terms and conditions) of the Instruments, the Fiscal Agency Agreement, the Deed of Covenant and the Keep-Well Agreement and other than any information contained in or extracted from any public information

(including for the avoidance of doubt, the Information Memorandum) or as is approved in writing for such purpose by the Issuer, without the written consent of the Issuer, which consent shall not be unreasonably withheld or delayed.

4.2         The obligations of the Dealers hereunder are several.  In addition each of the Dealers agrees that Morgan Stanley & Co. International plc has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Information Memorandum, any Pricing Supplement, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

5.           INDEMNITY

5.1         The Issuer and ABB Ltd undertake to and agree with the Dealers and each of them that if such Dealer or any of its officers, directors or employees and each person by whom it is controlled for the purposes of the Securities Act (each a “Relevant Party”) incurs any direct claim, demand, action, liability, damages and loss and any reasonable cost or expense (including, without limitation, reasonable legal fees and any applicable value added tax) (a “Loss”) as a result or arising out of or in relation to or in connection with any breach (or any allegation by a person other than any Dealer or any officer, director or employee or controlling person of any Dealer of any breach) of the representations and warranties made by it herein or in writing in any Relevant Agreement or in writing in any other agreement between the Issuer, ABB Ltd and the relevant Dealer(s) in respect of any Instruments agreed to be sold and purchased hereunder or any breach or alleged breach of any of the undertakings given by it herein or in writing in any Relevant Agreement or in writing in any other agreement between the Issuer, ABB Ltd and the relevant Dealer(s) in respect of any Instruments agreed to be sold and purchased hereunder the Issuer or, as the case may be, ABB Ltd shall pay to such Dealer an amount equal to such Loss.  No Dealer shall have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any such payment for such Relevant Party or to account to such Relevant Party for any amounts paid to such Dealer under this Clause 5.1.

5.2         If any action, proceeding, claim or demand shall be brought or asserted against any Dealer (or any of its officers, directors or employees or any person by whom it is controlled for the purposes of the Securities Act) in respect of which indemnity may be sought from the Issuer or, as the case may be, ABB Ltd as herein provided, such Dealer shall promptly notify the Issuer or, as the case may be, ABB Ltd in writing thereof.

5.3         The Issuer or, as the case may be, ABB Ltd shall have the option to assume the defence thereof with legal advisers in each relevant jurisdiction reasonably satisfactory to the relevant Dealer (who shall not without the prior written consent of such Dealer also be legal advisers to the Issuer or, as the case may be, ABB Ltd).  If the Issuer or, as the case may be, ABB Ltd so assumes the defence and retains such legal advisers, such Dealer shall bear the fees and expenses of any additional legal advisers retained by it in any relevant jurisdiction.  If the Issuer or, as the case may be, ABB Ltd does not elect to assume the defence or fails to employ legal advisers in any relevant jurisdiction reasonably satisfactory to such Dealer to represent such Dealer within a reasonable time after notice of commencement of the action, it will reimburse such Dealer for the reasonable fees and expenses of any legal advisers retained by such Dealer.  After timely notice from the Issuer or, as the case may be, ABB Ltd of its election so to assume the defence thereof, the Issuer or, as the case may be, ABB Ltd will not be liable to such Dealer under this Clause 5.3 for any legal expenses subsequently incurred by such Dealer in connection with the defence thereof other than the reasonable costs of investigation.  The Issuer or, as the case may be, ABB Ltd shall not be liable to indemnify any Dealer for any settlement of any such action effected without the written consent of the Issuer or, as the case may be, ABB Ltd which consent shall not be unreasonably withheld or delayed.

5.4         The rights and remedies conferred upon any Dealer (or other indemnified person) under this Clause shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue, sale and purchase of the relevant Instruments and regardless of any investigation made by such Dealer (or other indemnified person).

5.5         Each Dealer undertakes with the Issuer and ABB Ltd that if the Issuer and/or ABB Ltd or any of their respective officers, directors or employees and each person by whom either of the Issuer or ABB Ltd is controlled incurs any direct claim, demand, action, liability, damages and loss and any reasonable cost or expense (including, without limitation, reasonable legal fees and any applicable value added tax) (a “Loss”) as a result or arising out of, or in relation to, or in connection with any breach (or any allegation by a person other than the Issuer, ABB Ltd, any officer, director, employee or controlling person of the Issuer or ABB Ltd of any breach) of any of the warranties, undertakings and agreements made by it herein or in any Relevant Agreement or in writing in any other agreement in respect of any Instruments whether arising before or after the completion of the subscription and issue of the relevant Instruments then such Dealer shall pay to the Issuer or, as the case may be, ABB Ltd an amount equal to such Loss.  The provisions of Clauses 5.3 and 5.4 with respect to the conduct and settlement of actions shall apply mutatis mutandis to this indemnity.

6.           COSTS AND EXPENSES

6.1         The Issuer is, failing which ABB Ltd is, responsible for payment of the proper costs, charges and expenses (and any applicable value added tax):

(a)             incurred by it or of any legal, accountancy and other professional advisers retained and instructed by it in connection with the establishment of the Programme, the preparation of the Information Memorandum, the preparation, production and delivery of this Agreement, the Fiscal Agency Agreement, the Deed of Covenant and any other document connected with the Programme or the performance of and compliance by it with any of its obligations or without prejudice to Clause 5.5, the exercise of its rights under this Agreement, the Fiscal Agency Agreement, the Deed of Covenant or the Keep-Well Agreement;

(b)            of any legal, accountancy or other professional advisers retained and instructed by it in respect of any Instruments issued by it and any document prepared in connection therewith;

(c)             of and incidental to the setting, proofing, printing and distribution of the Information Memorandum and any Pricing Supplements provided that where such costs, charges and expenses are incurred by (a) person(s) other than the Issuer or ABB Ltd, the prior written approval of the Issuer and/or ABB Ltd to the incurrence of such costs, charges and expenses shall have been obtained;

(d)            of and incidental to the setting, proofing, printing, checking and initial delivery of any Instruments (whether in global or definitive bearer form or in registered form) including inspection and authentication provided that where such costs, charges and expenses are incurred by (a) person(s) other than the Issuer or ABB Ltd, the prior written approval of the Issuer and/or ABB Ltd to the incurrence of such costs, charges and expenses shall have been obtained;

(e)             incurred at any time in connection with the listing of Instruments on SWX or on such other listing authority, stock exchanges and/or quotation system on which any Instruments may from time to time be admitted to listing, trading and/or quotation and the maintenance of any such admission to listing, trading and/or quotation provided that where such costs, charges and expenses are incurred by (a) person(s) other than the Issuer or ABB Ltd, the prior written approval of the Issuer and/or ABB Ltd to the incurrence of such costs, charges and expenses shall have been obtained; and

(f)             of any advertising agreed upon between the Issuer, ABB Ltd or any of them and the Dealers or any of them.

6.2         As between the Issuer, ABB Ltd and the Dealer(s), the Issuer is, failing which ABB Ltd is, responsible for the payment of the proper costs, charges and expenses (and any applicable value added tax):

(a)             incurred by ABB Ltd or of any legal, accountancy and other professional advisers retained and instructed by ABB Ltd in connection with the establishment of the Programme, the preparation of the Information Memorandum, the preparation, production and delivery of this Agreement, the Fiscal Agency Agreement, the Deed of Covenant and any other document connected with the Programme or the performance of and compliance by it with any of its obligations under the Keep-Well Agreement; and

(b)            of any legal, accountancy or other professional advisers retained and instructed by it in respect of any Instruments issued by such Issuer and any document prepared in connection therewith.

6.3         The Issuer, failing which ABB Ltd, shall be responsible for the payment of all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution and delivery of this Agreement and the Fiscal Agency Agreement, the Deed of Covenant executed by the Issuer and/or ABB Ltd, as the case may be, and the issue or initial sale or delivery by the Issuer of Instruments of the Issuer and the execution and delivery by it and/or ABB Ltd, as the case may be, of each Pricing Supplement and any other document to which the Issuer and/or ABB Ltd, as the case may be, is/are party entered into in connection with the Programme or any Instruments of the Issuer and shall indemnify each Dealer against any direct claim, demand, action, loss, liability and damages and any reasonable cost or expense (including, without limitation, reasonable legal fees and any applicable value added tax) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

7.           NOTICES AND COMMUNICATIONS

7.1         All notices and communications hereunder shall be made in writing (by letter (first class mail, in the case of inland post and airmail, in the case of cross border post), telex or fax) and shall be sent to the addressee at the address, telex number or fax number specified against its name in Schedule 7 to this Agreement (or, in the case of a Dealer not originally party hereto, specified by notice to the Issuer, ABB Ltd and the other Dealers at or about the time of its appointment as a Dealer) and for the attention of the person or department therein specified (or as aforesaid) or, in any case, to such other address, telex number or fax number and for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

7.2         Whenever a notice or other communication shall be given as aforesaid by telex or fax it shall be deemed received (subject, in the case of telex, to a confirmed answer back being received at the end of the transmission and, in the case of fax, to confirmation being received at the end of the transmission) on the day of dispatch provided that if the time of despatch is after 3.00 p.m. (local time of the recipient) on any day which is a business day (in the place of the recipient) or any time on a day which is not a business day (in the place of the recipient), it shall be deemed to have been received on the next business day (in the place of the recipient) and whenever a notice or other communication is sent by post as aforesaid it shall be deemed received three days (in the case of inland post) or seven days (in the case of cross border post) after being posted in a properly prepaid envelope and whenever a notice or other communication is delivered by hand, it shall be deemed received upon actual delivery.

8.           CHANGES IN DEALERS

8.1         The Issuer and/or ABB Ltd may:

(a)                                      by ten days’ notice in writing to any Dealer, terminate the right of such Dealer to remain a Dealer under this Agreement (but without prejudice to any rights, liabilities, duties or obligations accrued or incurred on or before the effective date of termination and in particular the validity of any existing agreement for the sale and purchase of any Instruments); and/or

(b)                                     nominate any reputable institution, which may include the Issuer and/or ABB Ltd, as a new Dealer hereunder either generally in respect of the Programme or in relation to a particular Tranche of Instruments, in which event upon the execution by such institution of a supplemental agreement in the terms set out in Schedule 3 to this Agreement or in terms acceptable to the other parties hereto such institution shall, subject as provided below, become a party hereto with all the authority, rights, powers, duties and obligations of a Dealer hereunder either generally in respect of the Programme or in relation to a particular Tranche of Instruments provided always that an institution which has become a Dealer in relation to a particular Tranche of Instruments shall not be entitled to the benefit of the undertakings of the Issuer and ABB Ltd contained in Clause 3.3 and Clause 5.1, except for those contained in paragraphs (a), (f)(ii) and (iii), (g), (h), (i) and (k) of Clause 3.3 and the provisions of Clauses 8, 9 and 10 shall not apply to any such Dealer.

8.2         Any Dealer may, by ten days’ written notice to the Issuer and ABB Ltd, resign as a Dealer under this Agreement (but without prejudice to any rights, liabilities, duties or obligations accrued or incurred on or before the effective date of resignation and in particular the validity of any existing agreement for the sale and purchase of any Instruments).

8.3         The Issuer or ABB Ltd will notify the Dealers and the Fiscal Agent of any change in the identity of the Dealers appointed generally in respect of the Programme as soon as reasonably practicable thereafter.

9.           INCREASE IN AUTHORISED AMOUNT

9.1         The Issuer and/or ABB Ltd may, subject to the provisions of Clause 9.2 below, from time to time, by giving at least twenty days’ notice by letter in substantially the form set out in Schedule 5 to this Agreement to the Dealer, (with a copy to the Paying Agents and the Registrars), inform the Dealer that the Authorised Amount be increased and, the Dealer will be deemed to have given its consent to the increase in the Authorised Amount, whereupon all references in this Agreement shall be to the increased Authorised Amount.

9.2         No increase shall be effective unless and until (i) the Dealer shall have received (a) certified true copies (and, if applicable, English translations) of the resolution of the board of directors or, as the case may be, board of managing directors or other governing body of the Issuer and ABB Ltd authorising the increase in the Authorised

Amount, (b) the documents and confirmations described in paragraphs 4 and 10 of Schedule 2 to this Agreement and (c) confirmation of the approval of the Programme in respect of Instruments up to the new Authorised Amount by SWX and any amendment or supplement to the Information Memorandum prepared in connection therewith and (ii) the Issuer and ABB Ltd shall have complied with all legal and regulatory requirements, if any, necessary for the issuance of Instruments up to the new Authorised Amount and shall have provided to the Dealer such evidence of compliance the Dealer may reasonably require.

10.        CHANGE IN ISSUERS

10.1      The Issuer may, provided that at such time it is not party to a Relevant Agreement in respect of which the related Instruments have not as yet been issued, from time to time by 10 days’ written notice to the Dealer cease, subject to the following provisions of this Clause, to be an Issuer in respect of the Programme.

If, upon the expiry of such notice period, the Issuer does not have outstanding any Instruments then, with effect from the date of the expiry of such notice period such Issuer shall cease to be a party to this Agreement as Issuer, but without prejudice to any rights, liabilities or obligations accrued or incurred under this Agreement on or prior to such date.

If, upon the expiry of such notice period, the Issuer does have outstanding any Instruments, then such Issuer shall not cease to be a party to this Agreement unless and until ABB Ltd or a direct or indirect subsidiary of ABB Ltd shall have been substituted for and become principal debtor in respect of such Instruments or Coupons pursuant to Condition 15 of the Terms and Conditions of such Instruments, in which event such Issuer shall cease to be party to this Agreement on the date upon which such substitution shall take effect, but without prejudice to any rights, liabilities and obligations accrued or incurred under this Agreement on or prior to such date.

10.2      The Issuer may request that ABB Ltd or a direct or indirect subsidiary of ABB Ltd (the “New Issuer”) should become an Issuer in respect of the Programme and accordingly should be party to this Agreement.  If such a request is made, upon the delivery to the Dealer of (i) the undertaking of the New Issuer to be bound by the provisions of this Agreement substantially in the form as set out in Schedule 6 hereto and (ii) a copy of an agreement duly executed by the New Issuer whereby the New Issuer agrees to be bound by the Fiscal Agency Agreement, the New Issuer shall become a party to this Agreement as if originally named herein as an Issuer.

11.        LAW AND JURISDICTION

11.1      This Agreement and each Relevant Agreement is governed by, and shall be construed in accordance with, English law.

11.2      The Issuer and ABB Ltd hereby agree for the exclusive benefit of the Dealer(s) that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and any Relevant Agreement and that accordingly any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with this Agreement and any Relevant Agreement may be brought in such courts.  Nothing contained in this Clause shall limit any right to take Proceedings against the Issuer or ABB Ltd in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

11.3      The Issuer and ABB Ltd hereby appoints ABB Limited of Daresbury Park, Daresbury, Warrington WA4 4BT, Cheshire to accept service of any Proceedings on its behalf in England.  If for any reason such process agent ceases to act as such or no longer has an address in England, the Issuer and ABB Ltd agrees to appoint a substitute process agent and notify the Dealer(s) of such appointment and if the Issuer or ABB Ltd, as the case may be, fails to make any such appointment within twenty-one days, any Dealer shall be entitled to appoint such a person by notice to the Issuer or ABB Ltd, as the case may be.

11.4      Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

12.        MODIFICATION AND AMENDMENT

No modification or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

13.        COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.  Any party may enter into this Agreement by signing any such counterpart.

14.        CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

SELLING RESTRICTIONS

United States of America:  Each Dealer understands that the Instruments have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.  Each Dealer represents that it has offered and sold Instruments, and will offer and sell Instruments (i) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of Instruments of the relevant Tranche, as determined and certified to the relevant Issuer by such Dealer (or, in the case of a sale of a Tranche of Instruments to or through such Dealer and one or more other Dealers, by each of such Dealers) only in accordance with Rule 903 of Regulation S under the Securities Act.  Accordingly, each Dealer further represents and agrees that neither it, its affiliates nor any person, acting on its behalf have engaged or will engage in any directed selling efforts with respect to Instruments, and that it and they have complied and will comply with the offering restrictions requirement of Regulation S.  Each Dealer agrees that, at or prior to confirmation of sale of Instruments, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Instruments from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Instruments covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until forty days after the later of the commencement of the offering and the issue date of the Instruments of the relevant Tranche, except in either case in accordance with Regulation S under the Securities Act.  Terms used above have the meanings given to them by Regulation S.”

Terms used in the above paragraph have the meanings given to them by Regulation S.

Each Dealer represents and agrees that it has not entered and will not enter into any written agreement with any person with respect to any sub-underwriting, selling group or other similar arrangement relating to the distribution or delivery of Instruments except with its affiliates or with the prior written consent of the relevant Issuer.

In addition, each Dealer represents and agrees that:

(i)                                         except to the extent permitted under U.S. Treas. Reg. § 1.163-5(c)(2)(i)(D) (the “D Rules”), (x) it has not offered or sold, and during the restricted period will not offer or sell, Instruments in bearer form to a person who is within the United States or its possessions or to a United States person, and (y) such Dealer has not delivered and will not deliver within the United States or its possessions definitive Instruments in bearer form that are sold during the restricted period;

(ii)                                      it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Instruments in bearer form are aware that such Instruments may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(iii)                                   if such Dealer is a United States person, it represents that it is acquiring the Instruments in bearer form for purposes of resale in connection with their original issuance and, if such Dealer retains Instruments in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. § 1.163-5(c)(2)(i)(D)(6);

(iv)                                  with respect to each affiliate (if any) that acquires from such Dealer Instruments in bearer form for the purposes of offering or selling such Instruments during the restricted period, such Dealer either (A) hereby represents and agrees on behalf of such affiliate (if any) to the effect set forth in sub-paragraphs (i), (ii) and (iii) of this paragraph or (B) agrees that it will obtain from such affiliate (if any) for the benefit of the relevant Issuer the representations and agreements contained in sub-paragraphs (i), (ii) and (iii) of this paragraph; and

(v)                                     it will obtain from any distributor (within the meaning of U.S. Treas. Reg. § 1.163-5(c)(2)(i)(D)(4)(ii)) that purchases any Instruments in bearer form from such Dealer pursuant to a written contract with it (except a distributor that is one of its affiliates or is another Dealer), for the benefit of the Issuer and each other Dealer, the representations contained in, and such distributor’s agreement to comply with, the provisions of sub- paragraphs (i), (ii), (iii) and (iv) of this paragraph insofar as they relate to the D Rules, as if such distributor were a Dealer hereunder.

Terms used in the above paragraphs have the meanings given to them by the United States Internal Revenue Code of 1986 and Regulations thereunder, including the D Rules.

Each issuance of index-, commodity- or currency-linked Instruments shall be subject to additional U.S. selling restrictions as the relevant Dealer or Dealers shall agree as a term of the issuance and purchase of such Instruments.  Each Dealer agrees that it shall offer, sell and deliver such Instruments only in compliance with such additional U.S. selling restrictions.

The United Kingdom

Each Dealer further represents and agrees, that:

(i)                             in relation to any Instruments which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Instruments other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Instruments would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(ii)                          it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Instruments in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or ABB Ltd.;  and

(iii)                       it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Instruments in, from or otherwise involving the United Kingdom.

Japan

Each Dealer understands that the Instruments have not been and will not be registered under the Securities and Exchange Law of Japan (law no. 25 of 1948, as amended) and, accordingly, undertakes that it will not offer or sell any Instruments directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or re-sale, directly or indirectly, in Japan or to any Japanese Person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.  For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

Public Offer Selling Restriction Under the Prospectus Directive

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Instruments which are the subject of the offering contemplated by the Information Memorandum as completed by the Pricing Supplement in relation thereto (or are the subject of the offering contemplated by a drawdown prospectus, as the case may be) to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Instruments to the public in that Relevant Member State:

(a)                            if the Pricing Supplement in relation to the Instruments specify that an offer of those Instruments may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such Instruments which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus which is not a drawdown prospectus has subsequently been completed by the Pricing Supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or Pricing Supplement, as applicable;

(b)                           at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)                            at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, all as shown in its last annual or consolidated accounts;

(d)                           at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(e)                            at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of Instruments referred to in (b) to (e) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Instruments to the public” in relation to any Instruments in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Instruments to be offered so as to enable an investor to decide to purchase or subscribe the Instruments, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

General:  Each Dealer acknowledges that no action has been or will be taken by the Issuer or any Dealer that would, or is intended to, permit a public offer of the Instruments in any country or jurisdiction where any such action for that purpose is required.  Accordingly, each Dealer undertakes that it will observe all applicable laws and regulations in each country or jurisdiction in or from which it may acquire, offer, sell or deliver Instruments or have in its possession or distribute any offering material, information memorandum, offering circular, prospectus, form of application, advertisement or other document or information.

Each Dealer further agrees that it will not directly or indirectly offer, sell or deliver any Instruments or distribute or publish the Information Memorandum or any other offering material in or from any country or jurisdiction except under circumstances that will, in its reasonable belief, result in compliance with any applicable laws and regulations, including in respect of the jurisdictions set out above, and all offers and sales of Instruments by it will be made on the foregoing terms.

SCHEDULE 2

CONDITIONS PRECEDENT

1.                                 A certified true copy (and, if applicable, English translation) of the Constitutive Documents of the Issuer and ABB Ltd.

2.                                 Certified true copies (and, if applicable, English translations) of all relevant resolutions of its board of directors or, as the case may be, board of managing directors or other governing body of the Issuer (including any New Issuer) authorising the issuance of Instruments in an aggregate principal amount of up to the Authorised Amount applicable to the Issuer and the execution, delivery and performance by the Issuer of the Dealership Agreement, the Fiscal Agency Agreement, the Deed of Covenant and the Instruments.

3.                                 In relation to the Issuer and ABB Ltd, a list of the names and titles and specimen signatures of the persons authorised:

(a)                                      to sign on behalf of the Issuer or ABB Ltd, as the case may be, the above-mentioned documents;

(b)                                     to sign on behalf of the Issuer or ABB Ltd, as the case may be, all notices and other documents to be delivered pursuant thereto or in connection therewith; and

(c)                                      to take any other action on behalf of the Issuer or ABB Ltd, as the case may be,  in relation to the Programme.

4.                                 Any necessary governmental, tax, exchange control or other approvals or consents.

5.                                 The Dealership Agreement, duly executed.

6.                                 The Fiscal Agency Agreement, duly executed or a conformed copy thereof.

7.                                 In respect of the Issuer, the Deed of Covenant duly executed or a conformed copy thereof.

8.                                 A certified copy of the relevant duly executed Keep-Well Agreement.

9.                                 The Information Memorandum and confirmation of the approval of the Programme by SWX and the issuance of Instruments by the Issuer.

10.                           Legal opinions from suitable lawyers qualified in English law and internal Counsel of ABB Ltd, (in the case of the Issuer) from the legal advisers to the Issuer in Guernsey, currently Ogier, (in the case of any New Issuer (as defined in Clause 10.2)) from reputable and suitably qualified legal advisers in the jurisdiction of incorporation and, if different, tax residence of such New Issuer.  Each legal opinion referred to above (other than in respect of any New Issuer) to be delivered pursuant to Clause 3.3(f) of the Dealership Agreement.

11.                         Confirmation of the ratings for the Programme obtained from applicable rating agency(ies).

12.                         In relation to the Issuer and ABB Ltd, a letter from ABB Limited agreeing to act as process agent for the Issuer and ABB Ltd, as the case may be, in relation to the Dealership Agreement, the Fiscal Agency Agreement, the Deed of Covenant and the Instruments.

SCHEDULE 3

DEALER ACCESSION LETTER

[Date]

[New Dealer[s]]

[Address]

Dear Sirs,

ABB INTERNATIONAL FINANCE LIMITED

(the “Issuer”)

Programme for the Issuance of Debt Instruments

We refer to the Dealership Agreement dated 10 March 1993 and amended and restated on 20 December 2007 entered into in respect of the above Programme for the Issuance of Debt Instruments (such agreement, as modified or amended from time to time, the “Dealership Agreement”) between ourselves, ABB Ltd and the Dealers from time to time party thereto, and have pleasure in inviting [each of] you to become a Dealer upon the terms of the Dealership Agreement [in respect of and for the purpose of [specify Tranche of Instruments]](1), a copy of which has been supplied to you by us.  We are enclosing copies of the conditions precedent as set out in Schedule 2 to the Dealership Agreement and copies of the most recent comfort letters and opinions delivered pursuant to paragraph (f) of Clause 3.3 of the Dealership Agreement.  Please return to us a copy of this letter signed by an authorised signatory [on your behalf/on behalf of each of you] whereupon [each of] you will become a Dealer for the purposes of the Dealership Agreement with, [subject as hereinafter provided,] all the authority, rights, powers, duties and obligations of a Dealer under the Dealership Agreement [in respect of and for the purpose of [specify Tranche of Instruments] and provided always that [each of] you shall not be entitled to the benefit of our undertakings contained in Clause 3.3 of the Dealership Agreement except for those contained in paragraphs (a), (f)(ii) and (iii), (g), (h), (i) and (k) thereof and the provisions of Clauses 8, 9 and 10 of the Dealership Agreement shall not apply to [any of] you].(1)

This letter is governed by, and shall be construed in accordance with, English law.

Yours faithfully,

ABB International Finance Limited

By:

By:

By:

ABB Ltd

By:

 (1)          Applies only where the incoming Dealer is being appointed in respect of a particular Tranche of Instruments

CONFIRMATION

We hereby accept the appointment as a Dealer and accept all of the duties and obligations under, and terms and conditions of, the Dealership Agreement upon the terms of this letter [in respect of and for the purpose of [specify Tranche of Instruments]].

We confirm that we are in receipt of all the documents referred to in the second sentence of your letter and have found them to be satisfactory.

For the purposes of the Dealership Agreement our communications details are as set out below.

[NEW DEALER]

By:

Date:

Address:	[	]
Telex:	[	]
Facsimile:	[	]
Attention:	[	]

[NEW DEALER]

By:

Date:

Address:	[	]
Telex:	[	]
Facsimile:	[	]
Attention:	[	]

[(1)Copies to:

(i)                               all existing Dealers who have been appointed in respect of the Programme generally; and

(ii)                            the Fiscal Agent.]

(1)           Applies only where the incoming Dealer is being appointed in respect of the Programme generally

SCHEDULE 4

SPECIMEN FORM OF RECORD OF RELEVANT AGREEMENT APPROPRIATE WHERE A GROUP OF

DEALERS ARE JOINTLY AND SEVERALLY AGREEING TO SUBSCRIBE FOR THE RELEVANT

INSTRUMENTS

[Letterhead of the Issuer]

[Date]

Form of Record of Relevant Agreement

[                      ]

(the “Relevant Dealer”)

[                      ]

(together, with the Relevant Dealer, the “Dealers”)

Dear Sirs

ABB INTERNATIONAL FINANCE LIMITED

 (the “Issuer”)

Programme for the Issuance of Debt Instruments

Issue of

[Aggregate principal amount and title of Instruments to be issued (the “Instruments”)]

We, [ABB International Finance Limited] (the “Issuer”) and ABB Ltd, refer to the dealership agreement (the “Dealership Agreement”) dated 10 March 1993 and amended and restated on 20 December 2007 and made between ourselves as Issuer, ABB Ltd and the Dealer named therein and entered into with respect to the Programme for the issuance of debt instruments, described in an information memorandum dated 20 December 2007.  [The Instruments are the subject of an invitation telex dated [        ].]

We write in order to record the agreement between us as follows:

(a)                          our agreement recorded in this letter is a Relevant Agreement as defined in the Dealership Agreement and is subject to the Dealership Agreement (save as modified in relation to the Instruments as provided herein) and the Pricing Supplement which has been prepared in respect of such Instruments;

(b)                         we will, in accordance with the Fiscal Agency Agreement dated 10 March 1993 and amended and restated on 20 December 2006 and as further amended or supplemented from time to time, issue the Instruments (represented by an appropriate temporary global instrument) on [           ]* (or such later date, being not later than [        ]*, as may be agreed between us and the Relevant Dealer on your behalf) (the “closing date”);

(c)                            you jointly and severally undertake that you will subscribe for the Instruments on the closing date at their [issue price](3) as specified in the invitation telex [plus (if the closing date has been subject to postponement) accrued interest on their principal amount]* (the “Issue Price”) and, on the closing date, pay the net subscription moneys for the Instruments being the Issue Price [(less the commissions, concessions and other matters agreed to be deducted pursuant to paragraph (d) below)] by credit transfer in the currency in which the Instruments are denominated for same day/immediate value to [set out full details of the Issuer’s receiving bank account];

(d)                           [specify agreement with respect to commissions, concessions, costs and expenses and other such matters stating whether such items may be deducted from the Issue Price payable on the closing date;]

(e)                            [[          ] agrees to act as [insert details of any calculation agency or similar function which [          ] has agreed to undertake] and we confirm that the provisions of Clause 3.2(f) of the Dealership Agreement will apply to such appointment].**

Please signify your confirmation that the foregoing correctly records the agreement between us by counter-signing and returning the enclosed copy of this letter together with evidence of the authority of the person signing on your behalf.

This letter agreement is governed by, and shall be construed in accordance with, English law.

Yours faithfully

[ABB INTERNATIONAL FINANCE LIMITED]

By:	By:

ABB LTD

By:	By:

Confirmed

[list the Relevant Dealer and Dealers in
the agreed order]

By:

*                                  delete or complete as appropriate

**                           only to be considered in relation to Tranches where a Dealer has agreed to undertake any calculation agency or similar function

SCHEDULE 5

NOTICE OF INCREASE OF AUTHORISED AMOUNT

To:          [list all current Dealer(s) appointed in respect of the Programme generally]

Dear Sirs,

ABB INTERNATIONAL FINANCE LIMITED

(the “Issuer”)

Programme for the Issuance of up to U.S.$5,250,000,000 Debt Instruments

We refer to the Dealership Agreement dated 10 March 1993 and amended and restated on 20 December 2007 entered into in respect of the above Programme for the Issuance of Debt Instruments (such agreement, as modified or amended from time to time, the “Dealership Agreement”), between ourselves as Issuer, ABB Ltd and the Dealers from time to time party thereto.  Terms used in the Dealership Agreement shall have the same meanings in this letter.

Pursuant to Clause 9.1 of the Dealership Agreement, we hereby inform each of the addressees listed above that the Authorised Amount be increased from [          ] to [          ] with effect from [date] or such later date upon which the requirements of Clause 9.2 of the Dealership Agreement shall be fulfilled, subject always to the provisions of Clause 9.2 of the Dealership Agreement.

From the date upon which the increase in the Authorised Amount becomes effective, all references in the Dealership Agreement to the Authorised Amount shall be to the new increased amount as specified herein.

This letter is governed by, and shall be construed in accordance with, the laws of England.

Yours faithfully,

ABB International Finance Limited

By:

SCHEDULE 6

UNDERTAKING FROM NEW ISSUER

To:          [list all current Dealer(s) appointed in respect of the Programme generally]

Dear Sirs,

ABB INTERNATIONAL FINANCE LIMITED

(the “Issuer”)

Programme for the Issuance of up to U.S.$5,250,000,000 Debt Instruments

We refer to the Dealership Agreement dated 10 March 1993 and amended and restated on 20 December 2007 entered into in respect of the above Programme for the Issuance of Debt Instruments (such agreement, as modified or amended from time to time, the “Dealership Agreement”), between the Issuer, ABB Ltd and the Dealers from time to time party thereto.  Terms used in the Dealership Agreement shall have the same meanings in this letter.

We desire to become an Issuer in respect of the Programme and accordingly a party to the Dealership Agreement.

We hereby undertake, with effect from [          ], to each of the Dealers to be bound by and to represent, warrant, undertake, perform and comply with all the provisions of the Dealership Agreement in all respects as if we had been originally named a party thereto as Issuer but on the basis that [specify any amendments, supplements or modifications which are necessary to the provisions of the Dealership Agreement in its application to the New Issuer].

This letter is governed by, and shall be construed in accordance with, the laws of England.

Yours faithfully,

ABB International Finance Limited

By:

SCHEDULE 7

NOTICE DETAILS(1)

ABB INTERNATIONAL FINANCE LIMITED

Address:	Suite 3
Weighbridge House
The Pollet
St. Peter Port
Guernsey
GY1 IWL
Channel Islands

Fax:	+44 1481 729 016
Attention:	Business Administration

copy to:

Address:	ABB Group Treasury Operations
Affolternstrasse 44
CH 8050 Zurich
Switzerland

Fax:	+41 43 317 7474
Attention:	Business Operations

ABB LTD

Address:	Affolternstrasse 44
8050 Zurich
Switzerland

Fax:	+41 43 317 7992
Attention:	Legal Department

MORGAN STANLEY & CO. INTERNATIONAL PLC

Address:	25 Cabot Square
Canary Wharf
London E14 4QA

Fax:	+44 20 7677 7999
Attention:	Global Capital Markets - Head of Transaction Management Group

(1) Please confirm all contact details are correct.

SIGNATURES

The Issuer

ABB INTERNATIONAL FINANCE LIMITED

By:	By:
Brian van Reijn	Alex Hall

ABB Ltd
ABB LTD

By:	By:
Michel Demaré	Alfred Storck

The Dealer

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:
James Walter